CNL Strategic Capital, LLC POS AM

Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-222986) and related prospectus of CNL Strategic Capital, LLC of our reports dated March 13, 2019 on the consolidated financial statements of Polyform Holdings, Inc. and subsidiary, and on the supplemental schedule of operations, as of December 31, 2018 and for the period from February 7, 2018 to December 31, 2018, and to the reference to our firm under the caption "Experts" in the prospectus.

/s/ Plante & Moran, PLLC

Chicago, IL

April 5, 2019